Exhibit 16.1

FundCertify CPA Professional Corporation

5000 Centregreen Way, Suite 500,

Cary, NC 27513, USA

U.S. Tel: (919)-728-9890

H.K. Tel: (852) 9689 6695

Website: fundcertifycpa.com

Email: info@fundcertifycpa.com

September 16, 2026

Board of Directors and Audit Committee

PTL Limited

111 North Bridge Road,

#23-06A, Peninsula Plaza,

Singapore 179098

RE: PTL LIMITED (PTLE)

We have resigned from our position as the auditor of PTLE effective September 16, 2026.

We have read the statements made by PTLE in Item 1 of this Form 6-K regarding the change in auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements of this Form 6-K.

Very truly yours,

/s/ FundCertify CPA Professional Corporation

FundCertify CPA Professional Corporation

Certified Public Accountants

PCAOB ID: 7189

We have served as the Company’s auditor since 2025.

Cary, North Carolina